Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated June 21, 2024 (except for the fourth paragraph of Note 1, as to which the date is January 27, 2025), with respect to the financial statements of Maze Therapeutics, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-284164) and related Prospectus of Maze Therapeutics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Mateo, California

January 30, 2025